Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2011 Third Quarter Net Sales of $20.3 Million and Net Loss
of $11.3 Million, or $(1.21) Per Share
SCOTTSDALE, AZ January 20, 2011; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal third quarter and nine months ended December 31, 2010.
For the third quarter ended December 31, 2010, the Company reported net sales of $20.3 million, or 29% below the $28.5 million in net sales for the comparable quarter last year. The Company reported a net loss for the quarter ended December 31, 2010 of $11.3 million, or $(1.21) per diluted share, compared to net income of $3.8 million, or $0.41 per diluted share, for the quarter ended December 31, 2009. The net loss includes $15.0 million of net costs associated with the settlement of the personal injury product liability claims ($15.5 million for the settlement less the $523,000 previously reserved) , $2.2 million to reserve for costs associated with the potential settlement of the economic injury claims, and approximately $1.8 million for merger-related expenses. The lower level of sales versus the quarter ended December 31, 2009 is primarily attributable to last year’s high pre-season inventory purchases by retailers due to publicity of the H1N1 flu outbreak.
For the nine months ended December 31, 2010, the Company reported net sales of $44.8 million, and a net loss of $8.4 million, or $(0.91) per diluted share. This compares to net sales of $61.0 million, and a net loss of $(13.9) million, or $(1.51) per diluted share, for the nine months ended December 31, 2009. Results for the nine months ended December 31, 2009 included $2.0 million of sales of nasal Cold Remedy products, which were withdrawn from the market in June 2009, and charges of $32.9 million related to withdrawal of the products.
Bill Hemelt, President and Chief Executive Officer, said, “We began to see increases in consumer purchases of our products during the last half of our fiscal third quarter as new advertising commenced and the incidence of illness surpassed last year’s illness level. Retailers continued to trim their inventory levels in comparison to last year; however, we believe retailers’ inventory of our products has reached a point where they will increase purchases to offset the increased consumer takeaway. For the four weeks ended December 26, 2010, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart or club stores) of Zicam Cold Remedy oral delivery products increased approximately 30%, while the total cough/cold category increased approximately 5% compared to the prior year. We attribute the market share gains to increased and improved advertising and other marketing activities. For the full fiscal year ending March 31, 2011, we anticipate revenue increasing 3% to 5% above the $67.3 million achieved in fiscal 2010.”
As previously disclosed, on December 13, 2010, the Company executed a settlement agreement associated with the bulk of the personal injury product liability claims and lawsuits. The settlement calls for the Company to pay $15.5 million to the claimants. The Company paid the first installment of $11.5 million into an escrow account and that amount is recorded as restricted cash on the Company’s balance sheet until certain terms of the settlement are met. The remaining $4.0 million will be paid out over the next 20 months.
Results for the quarter ended December 31, 2010 include legal defense costs of approximately $2.2 million, which was reduced by $942,000 of insurance reimbursement, resulting in net legal defense expense of $1.3 million, compared to expense of $1.8 million in the quarter ended December 31, 2009. For the nine months ended December 31, 2010, product liability and regulatory legal defense costs were $7.0 million which was offset by $5.0 million of insurance reimbursement (which exhausted the insurance policy), compared to $4.7 million in the nine months ended December 31, 2009.
Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended Dec. 31,		Nine Months Ended Dec. 31,
($000s)	2010	2009	2010	2009

Net Sales	$20,289	$28,463	$44,807	$61,006
Cost of Sales	5,948	7,650	12,871	17,273

Gross Profit	14,341	20,813	31,936	43,733
Selling, General & Administrative	32,333	14,068	44,411	40,707
Research and Development	338	543	1,222	1,896
Goodwill Impairment	—	—	—	15,040
Asset Impairments	—	—	—	8,827

Income (Loss) from Operations	(18,330)	6,202	(13,697)	(22,737)
Total Other Income	5	33	28	119

Income (Loss) Before Tax	(18,325)	6,235	(13,669)	(22,618)
Income Taxes	(7,045)	2,409	(5,247)	(8,691)
NetIncome (Loss)	$(11,280)	$3,826	$(8,422)	$(13,927)
Net Income (Loss) per Diluted Share	$(1.21)	$0.41	$(0.91)	$(1.51)
Average Shares Outstanding (mil)	9.3	9.2	9.3	9.2
Selected Balance Sheet Information

($000s)	Dec. 31, 2010	March 31, 2010	Dec. 31, 2009

Cash and Certificates of Deposit	$23,530	$30,219	$33,270
Accounts Receivable — Trade	$9,385	$5,386	$15,787
Inventory	$8,076	$6,167	$5,340
Restricted Cash	$11,500	—	—
Total Assets	$70,225	$61,465	$73,536
Current Liabilities	$26,927	$10,384	$12,247
Working Capital	$26,223	$44,355	$53,529
Total Debt	$0	$0	$0
Shareholders’ Equity	$43,298	$51,082	$61,289

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our expectations of increased sales in the fourth quarter ending March 31, 2011; (ii) our expectations regarding reorders and consumer purchases of Zicam products; and (iii) our expectations regarding the settlement of legal issues. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s June 2009 warning letter, which required the withdrawal of our nasal Cold Remedy products; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, reserves, and expenses associated with adverse litigation outcomes may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) the possibility that adverse economic conditions may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 7, 2010, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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